Early Warning Report

This report is made pursuant to:

Subsection 101 of the Securities Act (Ontario)
Subsection 111 of the Securities Act (British Columbia)
Subsection 110 of the Securities Act, 1988 (Saskatchewan)
Subsection 92 of the Securities Act (Manitoba)
Subsection 141 of the Securities Act (Alberta)
Subsection 107 of the Securities Act (Nova Scotia)
Subsection 102 of the Securities Act (Newfoundland)
Section 147.11 of the Securities Act (Quebec)

  Name and address of Offerors:

Goldcorp Inc.
145 King Street, West
Suite #2700
Toronto, Ontario
M5H 1J8

  The designation and number or principal amount of securities and the offeror's security holdings percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the news release, and whether it was ownership or control that was acquired in those circumstances:

Goldcorp Inc. ("Goldcorp") exercised 1,000,000 warrants of Planet Exploration Inc. ("Planet") to purchase 1,000,000 common shares of Planet at CDN$0.60 per share. This now represents 16.7% of Planet's outstanding common shares. Goldcorp acquired control and ownership of the securities purchased in this transaction.

  The designation and number or principal amount of securities and the offeror's security holdings percentage in the class of securities immediately after the transaction or occurrence giving rise to the obligation to file the news release:

Goldcorp now owns 3,800,000 common shares of Planet (or 16.7% of Planet's outstanding common shares) and 1,800,000 common share purchase warrants of Planet or, assuming Goldcorp exercises all of its warrants, 24.6% of Planet's outstanding shares on a partially diluted basis.

  The designation and number or principal amount of securities and percentage of outstanding securities of the class of securities referred to in paragraph (c) over which:

  the offeror, either alone or together with any joint actors, has ownership and control:

Goldcorp now owns 3,800,000 common shares of Planet (or 16.7% of Planet's outstanding common shares) and 1,800,000 common share purchase warrants of Planet or, assuming Goldcorp exercises all of its warrants, 24.6% of Planet's outstanding shares on a partially diluted basis.

  the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor:

Not Applicable.

  the offeror, either alone or together with any joint actors, has exclusive or shares control but does not have ownership:

Not Applicable.

  Market where the transaction or occurrence took place:

Not Applicable.

  The purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to the news release, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer:

Goldcorp exercised the warrants as they were in the money and about to expire and not with the purpose of influencing the control or direction of Planet. Goldcorp may increase or reduce its investment in Planet (including the exercise of other Planet warrants it owns) according to market conditions or other relevant factors.

  The general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to the news release, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities:

Goldcorp exercised 1,000,000 warrants of Planet at an exercise price of $0.60 per warrant to convert to 1,000,000 common shares. This now represents 16.7% of Planet's outstanding common shares. Goldcorp acquired control and ownership of the securities purchased in this transaction.

  The names of any joint actors in connection with the disclosure required by this report:

Not Applicable.

  In the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror; and, if applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements or Part 4 in respect of the reporting issuer's securities:

Not Applicable.

Dated the 16th day of March, 2004

/s/ R. Gregory Laing
R. Gregory Laing
Vice President, Legal
Goldcorp Inc.